Prospectus Supplement
John Hancock Marathon Asset-Based Lending Fund (the fund)
Supplement dated March 19, 2025 to the current Prospectus, as may be supplemented (the Prospectus)
Effective immediately, the information in the third paragraph under “The Investment Advisor and Subadvisor” heading in the Prospectus Summary section is amended and restated as follows:
The Subadvisor is a registered investment adviser with the SEC under the Advisers Act and is a Delaware limited partnership. The Subadvisor handles the fund’s portfolio management activity, subject to oversight by the Advisor. As of December 31, 2024, the Subadvisor had total assets under management of approximately $22.14 billion.
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

Statement of Additional Information Supplement
John Hancock Marathon Asset-Based Lending Fund (the fund)
Supplement dated March 19, 2025 to the current Statement of Additional Information, as may be supplemented (the SAI)
Effective immediately, the information in the first paragraph under the heading “The Subadvisory Agreement” in the “Investment Advisory and Other Services” section of the SAI is amended and restated as follows:
The Advisor entered into a Subadvisory Agreement dated June 15, 2022, with the Subadvisor (the “Subadvisory Agreement”). The Subadvisor handles the fund’s portfolio management activities, subject to oversight by the Advisor. The Subadvisor is Marathon Asset Management, L.P. As of December 31, 2024, the Subadvisor had total assets under management of approximately $22.14 billion. The Subadvisor is located at One Bryant Park, New York, New York 10036.
You should read this supplement in conjunction with the SAI and retain it for your future reference.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.